Exhibit 21.1

SUBSIDIARIES OF SHEFFIELD STEEL CORPORATION

Subsidiary	Jurisdiction of Incorporation or Organization
Sand Springs Railway Company[1]	Oklahoma

[1]	Formerly known as SAND SPRINGS INTERURBAN RAILWAY COMPANY